AVIS BUDGET GROUP REPORTS SECOND QUARTER 2014 RESULTS

•	Revenue increased 10% to $2.2 billion.

•	North America pricing increased 4%, excluding Payless.

•	Adjusted EBITDA increased 19% to $213 million.

•	Diluted earnings per share increased 36% to $0.68, excluding certain items, on GAAP net income of $26 million.

•	Company raises its 2014 Adjusted EBITDA and earnings per share estimates.

PARSIPPANY, N.J., August 4, 2014 - Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its second quarter ended June 30, 2014. For the quarter, the Company reported revenue of $2.2 billion, a 10% increase compared with the prior-year second quarter. Adjusted EBITDA increased 19% to $213 million. The Company reported net income of $74 million, or $0.68 per share, an increase of 36%, excluding certain items, and GAAP net income of $26 million, or $0.24 per share.

“Our strong second quarter results were driven by our continued growth in both volume and pricing in North America and our relentless focus on accelerating growth in our most profitable channels,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “Summer volume and pricing have continued the trends we saw in the first half of the year, and we expect to post record results in our third quarter.”

Executive Summary
Revenue increased 10% in second quarter 2014 compared to second quarter 2013 primarily due to an 8% increase in rental days and increased pricing in North America. Excluding the acquisition of Payless and the effect of currency movements, revenue grew 10% and pricing in North America increased 5% year-over-year. Second quarter Adjusted EBITDA increased 19% to $213 million, primarily due to higher rental volumes and increased year-over-year pricing in North America.

Payless Car Rental, acquired by the Company in July 2013, contributed $31 million to revenue and $5 million to Adjusted EBITDA in the second quarter.

Business Segment Discussion
The following discussion of second quarter operating results focuses on revenue and Adjusted EBITDA for each of our operating segments. Revenue and Adjusted EBITDA are expressed in millions.

North America
(Consisting of the Company’s U.S. car rental operations, Canadian vehicle rental operations and North American car sharing operations)

	2014	2013	% change
Revenue	$1,427	$1,279	12%
Adjusted EBITDA	$157	$115	37%

Revenue increased 12% primarily due to a 5% increase in volume and 4% higher pricing, excluding Payless, as well as the acquisition of Payless. Adjusted EBITDA increased 37% primarily due to higher volume and pricing, partially offset by a 1% increase in per-unit fleet costs. Excluding the acquisition of Payless, revenue grew 9% and Adjusted EBITDA increased 32%.

International
(Consisting of the Company’s international vehicle rental and car sharing operations)

	2014	2013	% change
Revenue	$667	$621	7%
Adjusted EBITDA	$57	$58	(2%)

Revenue increased 7% primarily due to a 2% increase in rental days, a 6% increase in total revenue per rental day (which excludes licensee revenues and was comprised of a 15% increase in ancillary revenue per day and no change in reported pricing). Adjusted EBITDA decreased 2% due a $5 million negative impact from currency exchange movements, partially offset by revenue growth and synergies from the integration of our European operations.

Truck Rental
(Consisting of the Company’s U.S. truck rental operations)

	2014	2013	% change
Revenue	$100	$102	(2%)
Adjusted EBITDA	$13	$17	(24%)

Truck Rental revenue declined 2% due to a 6% decrease in volume, as our truck rental fleet was 12% smaller in 2014. Adjusted EBITDA declined by $4 million in the second quarter due to lower volume and higher per-unit fleet costs associated with newly acquired rental fleet.

Other Items

•
Share Repurchases - The Company repurchased more than 1.3 million shares of its common stock at a cost of $75 million in the second quarter. As of June 30, 2014, the Company has repurchased a total of 4.6 million shares at a cost of approximately $200 million since August 2013.

•
Debt Refinancing - In May, the Company completed an offering of $400 million of senior notes due 2022 with a yield-to-maturity of 5.125%. The Company used the proceeds from the offering to redeem the remaining $395 million of its outstanding 8.25% senior notes due 2019.

•	“Tuck-in” Acquisitions - In June, the Company acquired eleven airport concession agreements from Advantage for approximately $6 million.

Outlook
The Company today increased its full-year 2014 projections of revenue, Adjusted EBITDA and earnings per share. The Company now expects:

•
Full-year 2014 revenue will be approximately $8.6 billion to $8.7 billion, an 8% to 10% increase compared to 2013. In the Company’s North America segment, rental days are expected to increase 5% to 7%, and pricing is expected to increase approximately 2% in 2014.

•	Adjusted EBITDA will increase 12% to 18%, to approximately $860 million to $910 million.

•
Per-unit fleet costs in its North America segment will be approximately $300 to $310 per month in 2014, compared to $299 per month in 2013. Total Company fleet costs are expected to be $295 to $305 per unit per month in 2014, an increase of approximately 2% to 5% compared to 2013.

•	Interest expense related to corporate debt will be approximately $210 million, a reduction of $18 million compared to 2013.

•	2014 non-vehicle depreciation and amortization expense (excluding the amortization of intangible assets related to acquisitions) will be approximately $150 million.

•	Pretax income will be approximately $500 million to $550 million, excluding certain items.

•
Its effective tax rate in 2014 will be approximately 38%, excluding certain items, and its diluted share count will be approximately 111 to 112 million, including the effect of repurchasing $225 million to $300 million of outstanding shares in 2014.

Based on these expectations, the Company estimates that its 2014 diluted earnings per share, excluding certain items, will increase 25% to 39% compared to 2013, to $2.75 to $3.05.

The Company also continues to target $1 billion or more of Adjusted EBITDA in 2015.

Investor Conference Call
Avis Budget Group will host a conference call to discuss second quarter results on August 5, 2014, at 8:30 a.m. (ET). Investors may access the call live at ir.avisbudgetgroup.com or by dialing (630) 395-0021 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 11:00 a.m. (ET) on August 5 until 8:00 p.m. (ET) on August 23 at (402) 220-9757, access code: “Avis Budget.”

About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of vehicle rental services, both through its Avis and Budget brands, which have more than 10,000 rental locations in approximately 175 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with more than 880,000 members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 29,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to our outlook, future results, future fleet costs, acquisition synergies, cost-saving initiatives and future share repurchases are also forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate acquired businesses, any change in economic conditions generally, particularly during our peak season or in key market segments, the high level of competition in the vehicle rental industry, a change in our fleet costs as a result of a change in the cost for new vehicles and/or the value of used vehicles, disruption in the supply of new vehicles, vehicle recalls, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles, which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any change in travel demand, including any change in airline passenger traffic, any occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our global operations, including the funding of our vehicle fleet via the asset-backed securities market, any changes to the cost or supply of fuel, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, our ability to meet the financial and other covenants contained in the agreements governing our indebtedness, risks associated with litigation, regulation or governmental or regulatory inquiries or investigations involving the Company, changes to our share repurchase plans, and our ability to accurately estimate our future results and implement our strategy for cost savings and growth. Other unknown or unpredictable factors could also have material adverse effects on the Company’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2013 and Avis Budget Group's Quarterly Report on Form 10-Q for the three months ended March 31, 2014, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes financial measures such as Adjusted EBITDA and free cash flow, as well as metrics that exclude certain items that are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules. Important information regarding such measures is contained on Table 1 and Table 5 of this release. The Company believes that these non-GAAP measures are useful in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Adjusted EBITDA, free cash flow and income (loss) before income taxes, net income (loss) and diluted earnings per share, excluding certain items, are income (loss) before income taxes, net cash provided by operating activities, net income (loss), net income (loss) and diluted earnings per share, respectively. Because of the forward-looking nature of the Company’s forecasted non-GAAP measures, specific quantifications of the amounts that would be required to reconcile forecasted income (loss) before income taxes, net cash provided by operating activities, net income (loss) and diluted earnings per share are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP measures to forecasted GAAP measures would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Contacts
Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

# # #

Tables Follow

Table 1
Avis Budget Group, Inc.
SUMMARY DATA SHEET
(In millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change
Income Statement and Other Certain Items
Net revenues	$2,194	$2,002	10%	$4,056	$3,693	10%
Adjusted EBITDA (non-GAAP)	213	179	19%	330	272	21%
Income (loss) before income taxes	48	(38)	*	53	(95)	*
Net income (loss)	26	(28)	*	30	(74)	*
Earnings (loss) per share - Diluted	0.24	(0.26)	*	0.28	(0.69)	*

Excluding Certain Items (non-GAAP) (A)
Income before income taxes	122	93	31%	148	98	51%
Net income	74	58	28%	93	67	39%
Earnings per share - Diluted	0.68	0.50	36%	0.84	0.58	45%

	As of
	June 30, 2014	December 31, 2013
Balance Sheet Items
Cash and cash equivalents	$537	$693
Vehicles, net	13,366	9,582
Debt under vehicle programs	10,848	7,337
Corporate debt	3,388	3,394
Stockholders’ equity	667	771

	Segment Results
		Three Months Ended June 30,			Six Months Ended June 30,
		2014	2013	% Change	2014	2013	% Change
	Net Revenues
	North America	$1,427	$1,279	12%	$2,663	$2,377	12%
	International	667	621	7%	1,218	1,138	7%
	Truck Rental	100	102	(2%)	175	178	(2%)
	Corporate and Other	—	—	*	—	—	*
	Total Company	$2,194	$2,002	10%	$4,056	$3,693	10%

	Adjusted EBITDA (B)
	North America	$157	$115	37%	$271	$208	30%
	International	57	58	(2%)	74	75	(1%)
	Truck Rental	13	17	(24%)	11	12	(8%)
	Corporate and Other	(14)	(11)	*	(26)	(23)	*
	Total Company	$213	$179	19%	$330	$272	21%

Reconciliation of Adjusted EBITDA to Pretax income (loss)
	Total Company Adjusted EBITDA	$213	$179		$330	$272
Less:	Non-vehicle related depreciation and amortization	45	37		86	71
	Interest expense related to corporate debt, net:
	Interest expense	55	55		111	114
	Early extinguishment of debt	56	91		56	131
	Transaction-related costs	8	19		16	26
	Restructuring expense	1	15		8	25
	Income (loss) before income taxes	$48	$(38)	*	$53	$(95)	*

_______
*	Not meaningful.
(A)
During the three and six months ended June 30, 2014, we recorded certain items in our operating results of $74 million and $95 million ($48 million and $63 million, net of tax), respectively. For the three months ended June 30, 2014, these items consisted of $56 million ($34 million, net of tax) for costs related to the early extinguishment of corporate debt, $9 million ($5 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions, $8 million ($8 million, net of tax) for acquisition- and integration-related expenses and $1 million ($1 million, net of tax) in restructuring expense. For the six months ended June 30, 2014, these items consisted of $56 million ($34 million, net of tax) for costs related to the early extinguishment of corporate debt, $16 million ($14 million, net of tax) for acquisition- and integration-related expenses, $15 million ($10 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions and $8 million ($5 million, net of tax) in restructuring expense.
During the three and six months ended June 30, 2013, we recorded certain items in our operating results of $131 million and $193 million ($86 million and $141 million, net of tax), respectively. For the three months ended June 30, 2013, these items consisted of $91 million ($56 million, net of tax) for costs related to the early extinguishment of corporate debt, $19 million ($16 million, net of tax) for acquisition- and integration-related expenses, $15 million ($10 million, net of tax) in restructuring expense and $6 million ($4 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions. For the six months ended June 30, 2013, these items consisted of $131 million ($95 million, net of tax) for costs related to the early extinguishment of corporate debt, $26 million ($23 million, net of tax) for acquisition- and integration-related expenses, $25 million ($16 million, net of tax) in restructuring expense and $11 million ($7 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions.

(B)
See Table 5 for a description of Adjusted EBITDA. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $12 million in second quarter 2014 and 2013, and $24 million and $22 million in the six months ended June 30, 2014 and 2013, respectively.

Table 2

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Vehicle rental	$1,553	$1,438	$2,882	$2,654
Other	641	564	1,174	1,039
Net revenues	2,194	2,002	4,056	3,693

Expenses
Operating	1,105	1,007	2,105	1,937
Vehicle depreciation and lease charges, net	517	476	950	863
Selling, general and administrative	287	274	535	498
Vehicle interest, net	72	66	136	123
Non-vehicle related depreciation and amortization	45	37	86	71
Interest expense related to corporate debt, net:
Interest expense	55	55	111	114
Early extinguishment of debt	56	91	56	131
Transaction-related costs	8	19	16	26
Restructuring expense	1	15	8	25
Total expenses	2,146	2,040	4,003	3,788

Income (loss) before income taxes	48	(38)	53	(95)
Provision for (benefit from) income taxes	22	(10)	23	(21)
Net income (loss)	$26	$(28)	$30	$(74)

Earnings (loss) per share
Basic	$0.25	$(0.26)	$0.29	$(0.69)
Diluted	$0.24	$(0.26)	$0.28	$(0.69)

Weighted average shares outstanding
Basic	105.1	108.4	105.8	108.0
Diluted	111.0	108.4	111.8	108.0

Table 3
Avis Budget Group, Inc.
SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change
CAR RENTAL (A)

North America Segment (B)

Rental Days (000’s)	24,801	23,016	8%	45,930	42,739	7%
Time and Mileage Revenue per Day (C)	$40.61	$39.26	3%	$41.15	$40.22	2%
Average Rental Fleet	391,707	358,943	9%	359,968	335,773	7%

International Segment

Rental Days (000’s)	9,485	9,312	2%	17,239	16,812	3%
Time and Mileage Revenue per Day (D)	$41.91	$41.79	0%	$42.34	$42.73	(1%)
Average Rental Fleet	148,853	146,538	2%	136,360	134,394	1%

Total Car Rental (B)

Rental Days (000’s)	34,286	32,328	6%	63,169	59,551	6%
Time and Mileage Revenue per Day	$40.97	$39.99	2%	$41.47	$40.93	1%
Average Rental Fleet	540,560	505,481	7%	496,328	470,167	6%

TRUCK RENTAL SEGMENT

Rental Days (000’s)	951	1,007	(6%)	1,775	1,860	(5%)
Time and Mileage Revenue per Day	$85.30	$81.90	4%	$80.14	$76.91	4%
Average Rental Fleet	22,005	25,138	(12%)	22,499	25,885	(13%)
_______
Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Amounts exclude Zipcar.
(B)	Excluding the July 2013 acquisition of Payless, the results for North America and Total Car Rental would have been as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change
North America Segment (excluding Payless)
Rental Days (000’s)	24,138	23,016	5%	44,651	42,739	4%
Time and Mileage Revenue per Day *	$41.00	$39.26	4%	$41.52	$40.22	3%
Average Rental Fleet	382,129	358,943	6%	350,838	335,773	4%

Total Car Rental (excluding Payless)
Rental Days (000’s)	33,623	32,328	4%	61,890	59,551	4%
Time and Mileage Revenue per Day	$41.25	$39.99	3%	$41.75	$40.93	2%
Average Rental Fleet	530,982	505,481	5%	487,198	470,167	4%

*	Excluding currency exchange effects, time and mileage revenue per day increased 5 and 4 percentage points in the three and six months ended June 30, 2014, respectively.

(C)	Excluding currency exchange effects, time and mileage revenue per day increased 4 and 3 percentage points in the three and six months ended June 30, 2014, respectively.
(D)
Excluding currency exchange effects, time and mileage revenue per day decreased 3 and 2 percentage points in the three and six months ended June 30, 2014, respectively. Reported time and mileage revenue per day for the three and six months ended June 30, 2014 has been negatively impacted by the Company's implementation of unbundled pricing strategies in the United Kingdom, Italy, Spain, Switzerland and Austria, which has favorably impacted total revenues per rental day.

Table 4

Avis Budget Group, Inc.
CONSOLIDATED CONDENSED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS
(In millions)

CONSOLIDATED CONDENSED SCHEDULE OF CASH FLOWS

Six Months Ended June 30, 2014
Operating Activities
Net cash provided by operating activities	$1,011

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(207)
Net cash used in investing activities of vehicle programs	(3,861)
Net cash used in investing activities	(4,068)

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	(210)
Net cash provided by financing activities of vehicle programs	3,109
Net cash provided by financing activities	2,899

Effect of changes in exchange rates on cash and cash equivalents	2
Net change in cash and cash equivalents	(156)
Cash and cash equivalents, beginning of period	693
Cash and cash equivalents, end of period	$537

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Six Months Ended June 30, 2014
Pretax income	$53
Add-back of non-vehicle related depreciation and amortization	86
Add-back of debt extinguishment costs	56
Add-back of transaction-related costs	16
Working capital and other	(107)
Capital expenditures	(82)
Tax payments, net of refunds	(18)
Vehicle programs and related (B)	106
Free Cash Flow	110

Acquisition and related payments, net of acquired cash (C)	(51)
Borrowings, net of debt repayments	(52)
Transaction-related payments	(7)
Repurchases of common stock	(146)
Financing costs, foreign exchange effects and other	(10)
Net change in cash and cash equivalents (per above)	$(156)

_______
(A)	See Table 5 for a description of Free Cash Flow.
(B)	Includes vehicle-backed borrowings (repayments) that are incremental to vehicle-backed borrowings (repayments) required to fund incremental (reduced) vehicle and vehicle-related assets.
(C)
Excludes $86 million of vehicles purchased as part of the Budget Edmonton licensee acquisition, which were financed through incremental vehicle-backed borrowings, and includes the acquisition of airport concession agreements from Advantage for approximately $6 million.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Six Months Ended June 30, 2014
Free Cash Flow (per above)	$110
Investing activities of vehicle programs	3,861
Financing activities of vehicle programs	(3,109)
Capital expenditures	82
Proceeds received on asset sales	(6)
Change in restricted cash	(6)
Acquisition-related payments	86
Transaction-related payments	(7)
Net Cash Provided by Operating Activities (per above)	$1,011

Table 5
Avis Budget Group, Inc.
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES
(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA
The accompanying press release presents Adjusted EBITDA, which represents income from continuing operations before non-vehicle related depreciation and amortization, any impairment charge, restructuring expense, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs and income taxes. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of Adjusted EBITDA to income (loss) before income taxes can be found on Table 1 and a reconciliation of income (loss) before income taxes to net income (loss) can be found on Table 2.

Certain Items
The accompanying press release and tables present income (loss) before income taxes, net income (loss) and diluted earnings (loss) per share for the three and six months ended June 30, 2014 and 2013, excluding certain items. We believe that these measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring expense, transaction-related costs, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three and six months ended June 30, 2014 and 2013.

Reconciliations of Adjusted EBITDA and our results excluding certain items to income (loss) before income taxes, net income (loss) and diluted earnings (loss) per share are as follows:

Reconciliation of Adjusted EBITDA to Income (loss) before income taxes:

		Three Months Ended June 30,
		2014	2013
	Adjusted EBITDA	$213	$179

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	36	31
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	55	55
	Income before income taxes, excluding certain items	122	93

	Less certain items:
	Early extinguishment of debt	56	91
	Transaction-related costs	8	19
	Restructuring expense	1	15
	Acquisition-related amortization expense	9	6
	Income (loss) before income taxes	$48	$(38)

Reconciliation of net income, excluding certain items to net income (loss):

	Net income, excluding certain items	$74	$58
	Less certain items, net of tax:
	Early extinguishment of debt	34	56
	Transaction-related costs	8	16
	Restructuring expense	1	10
	Acquisition-related amortization expense	5	4
	Net income (loss)	$26	$(28)

	Earnings per share, excluding certain items (diluted)	$0.68	$0.50

	Earnings (loss) per share (diluted)	$0.24	$(0.26)

	Shares used to calculate earnings per share, excluding certain items (diluted)	111.0	116.3

Reconciliation of Adjusted EBITDA to Income (loss) before income taxes:

		Six Months Ended June 30,
		2014	2013
	Adjusted EBITDA	$330	$272

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	71	60
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	111	114
	Income before income taxes, excluding certain items	148	98

	Less certain items:
	Early extinguishment of debt	56	131
	Transaction-related costs	16	26
	Restructuring expense	8	25
	Acquisition-related amortization expense	15	11
	Income (loss) before income taxes	$53	$(95)

Reconciliation of net income, excluding certain items to net income (loss):

	Net income, excluding certain items	$93	$67
	Less certain items, net of tax:
	Early extinguishment of debt	34	95
	Transaction-related costs	14	23
	Restructuring expense	5	16
	Acquisition-related amortization expense	10	7
	Net income (loss)	$30	$(74)

	Earnings per share, excluding certain items (diluted)	$0.84	$0.58

	Earnings per share (diluted)	$0.28	$(0.69)

	Shares used to calculate earnings per share, excluding certain items (diluted)	111.8	117.2

Free Cash Flow
Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs and transaction-related costs. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.